Exhibit 99.1

Shattuck Labs Reports First Quarter 2021 Financial Results and Recent Business Highlights

– Initial dose-escalation data from Phase 1 clinical trial for lead wholly owned CD47 checkpoint inhibitor, SL-172154 (SIRPα-Fc-CD40L), expected in the second half of 2021 –

– IND filings for SL-172154 in hematologic malignancies anticipated in the second half of 2021 –

– Dose-escalation data from Phase 1 clinical trial for lead partnered PD-1 checkpoint inhibitor, SL-279252 (PD1-Fc-OX40L), expected in the second half of 2021 –

AUSTIN, TX and DURHAM, NC, May 10, 2021 -- Shattuck Labs, Inc. (Shattuck) (NASDAQ: STTK), a clinical-stage biotechnology company pioneering the development of bi-functional fusion proteins as a new class of biologic medicine for the treatment of patients with cancer and autoimmune disease, today reported financial results for the first quarter ended March 31, 2021 and provided recent business highlights.

“We have made steady progress across the organization this quarter and remain on-track to present clinical data from both SL-172154 and SL-279252 in the second half of this year,” said Taylor Schreiber, M.D., Ph.D., Chief Executive Officer of Shattuck. “In addition, we accelerated our expansion of SL-172154 into hematologic malignancies, and we plan to announce our strategy to bridge an immunologically active dose identified in our ovarian cancer study into multiple hematologic indications in the second half of 2021.”

First Quarter 2021 Recent Business Highlights and Other Recent Developments

•Continued Enrollment of SL-172154 Phase 1 Clinical Trial in Ovarian Cancer: Shattuck continues to enroll patients in a Phase 1 clinical trial for its lead wholly owned asset SL-172154, a dual CD47/SIRPα inhibitor and CD40 agonist. The Phase 1 trial is an open label, multi-center, dose-escalation study to evaluate the safety, tolerability, pharmacokinetics, anti-tumor activity, and pharmacodynamic effects of SL-172154 administered intravenously in patients with ovarian cancer. Initial dose-escalation data from the trial are expected in the second half of 2021.
•Continued Enrollment of SL-172154 Phase 1 Clinical Trial in Squamous Cell Carcinoma of the Head and Neck or Skin: Shattuck continues to enroll patients in a Phase 1 clinical trial for SL-172154, administered intratumorally. The Phase 1 trial will evaluate the safety, tolerability, pharmacokinetics, anti-tumor activity, and pharmacodynamic effects of SL-172154 in patients with squamous cell carcinoma of the head and neck or skin. Initial dose-escalation data from the trial are expected in the first half of 2022.
•Continued Enrollment of SL-279252 Phase 1 Clinical Trial: Shattuck continues to enroll patients in a Phase 1 clinical trial evaluating SL-279252, a dual PD-1/PD-L1 inhibitor and OX40 receptor agonist. The Phase 1 trial is an open label, multi-center, dose escalation, and dose-expansion study to evaluate the safety, tolerability, pharmacokinetics, anti-tumor activity, and pharmacodynamic effects of SL-279252 in patients with advanced solid tumors or lymphomas. SL-279252 is currently being developed in collaboration with Takeda Pharmaceuticals. Dose-escalation data from the trial are expected in the second half of 2021.
•Presented Preclinical Data for SL-9258: Preclinical data for SL-9258 (TIGIT-Fc-LIGHT), a dual TIGIT inhibitor and HVEM/LTβR agonist, was presented at the American Association for Cancer Research (AACR) annual meeting in April 2021. These data demonstrated that SL-9258 (TIGIT-Fc-LIGHT) was highly active in a PD1 acquired resistance model and outperformed dual checkpoint blockade with anti-PD1 antibodies and anti-TIGIT antibodies.

•Presented Continued Preclinical Development of GADLEN Platform: Preclinical proof of concept data on Shattuck’s proprietary Gamma Delta T Cell Engager (GADLEN™) platform were presented at the AACR annual meeting in April 2021. These data demonstrated a multi-layer analysis to uncover the gamma and delta TCR usage in tumors and the butyrophilin expression pattern guiding the design of GADLEN therapeutics, which are intended to target both hematologic malignancies and solid tumor indications.

First Quarter 2021 Financial Results

•Cash Position: As of March 31, 2021, cash and cash equivalents and short-term investments were $321.2 million, as compared to $335.4 million as of December 31, 2020.
•Research and Development (R&D) Expenses: R&D expenses for the first quarter ended March 31, 2021 were $10.3 million, as compared to $8.1 million for the first quarter ended March 31, 2020. The increase was primarily driven by an increase in our personnel related costs, expanded clinical development, and laboratory capabilities.
•General and Administrative (G&A) Expenses: G&A expenses for the first quarter ended March 31, 2021 were $4.4 million, as compared to $1.6 million for the first quarter ended March 31, 2020. The increase was primarily driven by an increase in personnel related costs to support our activities associated with being a public company and operational expansion.
•Net Loss: Net loss was $11.8 million for the first quarter ended March 31, 2021, or $0.28 per basic and diluted share, as compared to a net loss of $6.6 million for the first quarter ended March 31, 2020, or $0.86 per basic and diluted share.

Expected 2021 Milestones

Shattuck anticipates achieving the following milestones during 2021:

SL-172154

•Initial dose-escalation data from Phase 1 clinical trial in ovarian cancer expected in the second half of 2021
•IND filings for SL-172154 in hematologic malignancies anticipated in the second half of 2021

SL-279252

•Dose-escalation data from Phase 1 clinical trial expected in the second half of 2021
•Initiation of one or more dose-expansion cohorts expected in the second half of 2021

Pipeline Advancements

•Nomination of third ARC compound to clinical stage pipeline anticipated in the second half of 2021
•Nomination of GADLEN lead compound anticipated in the second half of 2021

2021 Financial Guidance

Shattuck believes its cash and cash equivalents and short-term investments will be sufficient to fund its operations through 2024, which is beyond results from its Phase 1 clinical trials of SL-172154 and SL-279252. This cash runway guidance is based on the Company’s current operational plans and excludes any additional funding that may be received or business development or additional clinical development activities that may be undertaken.

About SL-172154

SL-172154 is an investigational bi-functional fusion protein designed to block the CD47 immune checkpoint and simultaneously agonize the CD40 pathway. SL-172154 is currently being evaluated in Phase 1 clinical trials for the treatment of patients with ovarian and head and neck or skin squamous cell carcinoma.

In preclinical studies, SL-172154, demonstrated evidence of bridging the innate and adaptive immunity, antigen cross-priming to CD8+ T cells, and durable receptor occupancy, leading to superior anti-tumor activity over anti-CD47 antibodies, and anti-CD40 antibodies, both alone or in combination. Additionally, SL-172154 preclinically demonstrated a favorable safety profile with no evidence of hematologic toxicities observed with other CD47 inhibitors.

About SL-279252

SL-279252 is an investigational bi-functional fusion protein designed to block the PD-1 immune checkpoint and simultaneously agonize the OX40 pathway. SL-279252 is currently being evaluated in a Phase 1 clinical trial for the treatment of patients with advanced solid tumors and lymphoma. SL-279252 is part of a collaboration with Takeda Pharmaceuticals.

In preclinical studies, SL-279252, demonstrated evidence of high monotherapy activity, potent stimulation of OX40+ T Cells and superior anti-tumor activity over Anti-PD1/L-1 antibodies and Anti-OX40 antibodies, both alone or in combination.

About Shattuck Labs, Inc.

Shattuck is a clinical-stage biotechnology company pioneering the development of bi-functional fusion proteins as a new class of biologic medicine for the treatment of patients with cancer and autoimmune disease. Compounds derived from Shattuck’s proprietary Agonist Redirected Checkpoint, ARC®, platform simultaneously inhibit checkpoint molecules and activate costimulatory molecules within a single therapeutic. The company’s lead wholly owned program, SL-172154 (SIRPα-Fc-CD40L), which is designed to block the CD47 immune checkpoint and simultaneously agonize the CD40 pathway, is being evaluated in a Phase 1 trial. A second compound, SL-279252 (PD1-Fc-OX40L), is being evaluated in a Phase 1 trial in collaboration with Takeda Pharmaceuticals. Additionally, the company is advancing a proprietary Gamma Delta T Cell Engager, GADLEN™, platform, which is designed to bridge gamma delta T cells to tumor antigens for the treatment of patients with cancer. Shattuck has offices in both Austin, Texas and Durham, North Carolina. For more information, please visit: www.ShattuckLabs.com.

Forward-Looking Statements

Certain statements in this press release may constitute “forward-looking statements” within the meaning of the federal securities laws, including, but not limited to, our expectations regarding plans for our preclinical studies, clinical trials and research and development programs, the initiation of any dose-expansion cohorts, the anticipated timing of the results from those studies and trials, the anticipated timing for IND filings, anticipated timing for preclinical development updates, the potential for our proprietary ARC technology and GADLEN platform, the clinical benefit of TIGIT blocking antibodies and T cell engagers, additional uses for our proprietary ARC technology and GADLEN platform, potential new uses for our product candidates, and expectations regarding the time period over which our capital resources will be sufficient to fund our anticipated operations. Words such as “may,” “might,” “will,” “objective,” “intend,” “should,” “could,” “can,” “would,” “expect,” “believe,” “design,” “estimate,” “predict,” “potential,” “develop,” “plan” or the negative of these terms, and similar expressions, or statements regarding intent, belief, or current expectations, are forward-looking statements. While we believe these forward-looking statements are reasonable, undue reliance should not be placed on any such forward-looking statements, which are based on information available to us on the date of this release. These forward-looking statements are based upon current estimates and assumptions and are subject to various risks and uncertainties

(including, without limitation, those set forth in our filings with the U.S. Securities and Exchange Commission (the “SEC”)), many of which are beyond our control and subject to change. Actual results could be materially different. Risks and uncertainties include: the recent and ongoing COVID-19 pandemic and associated shelter-in-place orders; expectations regarding the initiation, progress, and expected results of our preclinical studies, clinical trials and research and development programs; expectations regarding the timing, completion and outcome of our Phase 1 clinical trials; the unpredictable relationship between preclinical study results and clinical study results; the timing or likelihood of regulatory filings and approvals; liquidity and capital resources; and other risks and uncertainties identified in our Annual Report on Form 10-Q for the quarter ended March 31, 2021, to be filed on May 10, 2021 with the SEC. We claim the protection of the Safe Harbor contained in the Private Securities Litigation Reform Act of 1995 for forward-looking statements. We expressly disclaim any obligation to update or alter any statements whether as a result of new information, future events or otherwise, except as required by law.

The Company intends to use the investor relations portion of its website as a means of disclosing material non-public information and for complying with disclosure obligations under Regulation FD.

Investor Contact:
Conor Richardson
Senior Director, Finance & Investor Relations
Shattuck Labs, Inc.
InvestorRelations@shattucklabs.com

Media Contact:
Stephanie Ascher
Managing Director
Stern Investor Relations, Inc.
Stephanie.Ascher@sternir.com

PART I - FINANCIAL INFORMATION
Item 1. Financial Statements
SHATTUCK LABS, INC.
BALANCE SHEETS
(In thousands)

	March 31, 2021	December 31, 2020
	(unaudited)
Assets
Current assets:
Cash and cash equivalents	$84,734	$157,898
Short-term investments	236,442	177,551
Prepaid expenses and other current assets	9,901	10,190
Total current assets	331,077	345,639
Property and equipment, net	5,411	3,000
Other assets	362	349
Total assets	$336,850	$348,988

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$2,995	$1,754
Accrued expenses	5,249	7,352
Deferred revenue	9,659	7,728
Total current liabilities	17,903	16,834
Deferred revenue, net of current portion	18,088	21,306
Deferred rent	2,197	987
Total liabilities	38,188	39,127
Stockholders' equity:
Common stock	5	5
Additional paid-in capital	383,223	382,012
Accumulated other comprehensive loss	(660)	(63)
Accumulated deficit	(83,906)	(72,093)
Total stockholders’ equity	298,662	309,861
Total liabilities and stockholders’ equity	$336,850	$348,988

SHATTUCK LABS, INC.
STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS
(Unaudited)
(In thousands, except share and per share amounts)

	Three Months Ended March 31,
	2021	2020
Collaboration revenue - related party	$2,270	$2,976
Operating expenses:
Research and development	10,337	8,137
General and administrative	4,356	1,600
Expense from operations	14,693	9,737
Loss from operations	(12,423)	(6,761)

Other income (expense):
Interest income	696	250
Other	(86)	(43)
Total other income	610	207
Net loss	$(11,813)	$(6,554)
Unrealized gain (loss) on short-term investments	(597)	61
Comprehensive loss	$(12,410)	$(6,493)

Net loss per share – basic and diluted	$(0.28)	$(0.86)
Weighted-average shares outstanding – basic and diluted	41,774,111	7,620,838